[TYPE] EX-12
[DESCRIPTION] EXHIBIT 12
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                                                                                       EXHIBIT 12
                                                                                       ----------


                      TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
                     COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (Dollars in millions)


                                                                                    For Three Months
                                                                                     Ended March 31
                                                                                    ---------------
                                              1994    1995    1996    1997    1998    1998    1999
                                             -----   -----   -----   -----   -----   -----   -----
Income from continuing operations before
  income taxes and fixed charges:
    Income before extraordinary item and
      interest expense on loans,
      capitalized interest amortized,
      and provision for income taxes.....    $ 943  $1,530   $  65   $ 825   $ 710   $  39   $ 365
    Add interest attributable to
      rental and lease expense...........       40      41      44      44      41      10       9
                                             -----   -----   -----   -----   -----   -----   -----
                                             $ 983  $1,571   $ 109   $ 869   $ 751   $  49   $ 374
                                             =====   =====   =====   =====   =====   =====   =====

Fixed charges:
  Total interest on loans (expensed
    and capitalized).....................   $   58   $  69   $ 108   $ 114   $  85   $  22   $  20
  Interest attributable to rental
    and lease expense....................       40      41      44      44      41      10       9
                                             -----   -----   -----   -----   -----   -----   -----
Fixed charges............................   $   98   $ 110   $ 152   $ 158   $ 126   $  32   $  29
                                             =====   =====   =====   =====   =====   =====   =====


Ratio of earnings to fixed charges.......     10.0    14.3       *     5.5     6.0     1.5    12.9
                                             =====   =====   =====   =====   =====   =====   =====



* Not meaningful.  The coverage deficiency was $43 million in 1996.





















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